EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ), pertaining to the American Capital Strategies, Ltd. 2007 Stock Option Plan and the American Capital Strategies, Ltd. 2008 Stock Option Plan, of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule 12-14 of American Capital, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of American Capital, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 29, 2009

McLean, Virginia